Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-197903 on Form S-3 of our report dated March 11, 2014, relating to the financial statements and financial statement schedules of U.S. Auto Parts Network, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. and subsidiaries for the year ended December 28, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

August 14, 2014